Leonard Reiffel
602 Deming Place
Chicago, Illinois 60614

September 2, 2005

VIA FEDERAL EXPRESS

President	Mr. Logan B. Anderson
Exelar Medical Corporation	XLR Medical Corp.
Suite 204, 1480 Gulf Road	3199 E. Warm Springs Road, Suite 200
Point Roberts, Washington 98281	Las Vegas, Nevada 89120

Re:      Technology Transfer Agreement

Gentlemen,

     Reference is hereby made to that certain Technology Transfer Agreement dated March 25, 2004 (the "TTA"), by and between Exelar Corporation ("Exelar"), Exelar Medical Corporation ("EMC"), and myself, and to that certain Secured Promissory Note dated March 25, 2004 (the "Note").

     Exelar and EMC have defaulted on their obligations to me under the TTA, including without limitation the obligation to pay amounts due pursuant to the Note. Formal notice is hereby given to each of EMC and XLR Medical Corp., pursuant to Section 1 of the Note, of my intent to exercise my rights and remedies under the Note, including without limitation foreclosing on, and causing a reconveyance to me of, as applicable, the assets, patents and patent applications pledged to me thereunder, on or after the fifth day following receipt of this notice, failing EMC's or XLR's full performance under the TTA and the Note by such date.

     Please refer any questions regarding this matter to my counsel, Fredric D. Tannenbaum, at 312-899-1613.

cc:	Mr. William B. Houston Cane & Associates Mr. Stephen F.X. O'Neill Mr. Fredric D. Tannenbaum